EXHIBIT 4.1
                                                        EXECUTION COPY



                         AMENDMENT dated as of February 4, 1997, to
                    the Rights Agreement dated as of April 25, 1995 (the "Rights Agreement"), between DEAN WITTER, DISCOVER & CO. (the "Company") and CHASE MANHATTAN BANK, as successor to Chemical Bank, as rights agent (the "Rights Agent").

          Pursuant to the terms of the Rights Agreement and in accordance with Section 26 thereof, the following actions are hereby taken:

          Section 1. Amendments to Rights Agreement. The Rights
Agreement is hereby amended as follows:

          (a) The definition of "Acquiring Person" in Section 1(a) is amended by

               (i) deleting the phrase "or (iv)" in the first sentence of such definition and inserting the phrase ",(v)" in its place; and

               (ii) deleting the period at the end of such definition and inserting in its place ", (vi) Morgan Stanley Group Inc. ("Morgan Stanley") (A) solely as a result of the approval, execution or delivery of (I) the Agreement and Plan of Merger (the "Merger Agreement"), dated as of February 4, 1997 between the Company and Morgan Stanley or (II) the Stock Option Agreement (the "Option Agreement"), dated as of February 4, 1997, between the Company, as Issuer, and Morgan Stanley, as Grantee, or the consummation of the transactions contemplated by the Merger Agreement or the Option Agreement, or (B) as a result of Morgan Stanley or any of its controlled Affiliates being or becoming the Beneficial Owner of the Common Stock as a result of its trading, arbitrage, asset management or brokerage business in the ordinary course consistent with past practice or (vii) the group that might be deemed to have Beneficial Ownership of the Common Stock by virtue of the Voting Agreements (as defined in Morgan Stanley's Proxy Statement dated as of


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          February 26, 1996) or any successor agreements (or
          provisions adding persons to such group) approved by the Company's Board of Directors."

          (b) A new Section 34 is added as follows:

          "Section 34. Merger with Morgan Stanley. Notwithstanding any provision herein to the contrary, (a) neither Morgan Stanley nor any of its wholly-owned subsidiaries shall be considered an Acquiring Person under this Rights Agreement, no Distribution Date shall occur, and no Rights shall be exercisable pursuant to
     Section 7, Section 11, Section 13 or any other provision hereof, solely as a result of the approval, execution or delivery of the Merger Agreement or the Option Agreement or consummation of the transactions thereunder."

          Section 2. Full Force and Effect. Except as expressly amended hereby, the Rights Agreement shall continue in full force and effect in accordance with the provisions thereof on the date hereof.

          Section 3. Governing Law. This Amendment shall be governed by and construed in accordance with the law of the State of Delaware applicable to contracts to be made and performed entirely within such State.


          IN WITNESS WHEREOF, the Company and the Rights Agent have caused this Amendment to be duly executed as of the day and year first above written.

                                 DEAN WITTER, DISCOVER & CO.


                                   by
                                      /s/ Philip J. Purcell
                                     ---------------------------------
                                     Name:  Philip J. Purcell
                                     Title:  Chairman of the Board and
                                             Chief Executive Officer



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                                 CHASE MANHATTAN BANK, as successor
                                 to Chemical Bank, as Rights Agent

                                   by
                                      /s/ Eric Leason
                                     ---------------------------------
                                     Name:  Eric Leason
                                     Title:  Vice President